Exhibit 99.1

Contacts:

Jeff Lambert or Tim Hanson

Lambert, Edwards & Associates, Inc.

616-233-0500 / avso@lambert-edwards.com

Avatech Solutions Announces

Fourth Quarter and 2004 Year-End Results

Fifth consecutive quarter of improved operating results

Owings Mills, MD., September 29, 2004—Avatech Solutions, Inc. (OTCBB: AVSO) today announced results for the fourth quarter and 2004 year-end, highlighted by continued improvement in product sales, new sales channels and its ongoing transition from a value-added reseller to a diversified services and solutions provider.

Avatech, a leader in design and engineering systems integration for the manufacturing, building design and engineering markets, reported net revenues for the fourth quarter of 2004 were $6.4 million, a 17.9 percent increase compared to the $5.4 million in revenues reported in the same period last year. The Company also reported an increase in deferred revenue of $202,163 for the quarter, primarily related to an increase in sales of its Product Lifecycle Management (PLM) software and services. Avatech said higher product sales and increased marketing in its core Design Automation (DA) segment, as well as growth in its emerging PLM and Facilities Management (FM) software solutions, drove the increase.

During the fourth quarter of 2004, the Company decreased its losses substantially compared to the same period last year. For the fourth quarter, Avatech reported a net loss of $598,376, or $0.06 per basic share, versus a net loss of $3.3 million, or $0.41 per basic share, for the fourth quarter of 2003. Avatech attributed the improvement to higher sales, as well as its stringent cost controls and ability to better leverage its sales and service infrastructure.

Avatech’s total revenues for fiscal 2004 climbed to $28.0 million, a 24.2 percent increase over the $22.5 million in revenues for 2003. Deferred revenue increased $219,673 to $956,636 for fiscal year 2004, and will be recognized over the next 12 to 18 months. The Company’s net losses were reduced from $3.8 million in 2003, to $926,765 in 2004. Net loss per share for the Company decreased from $0.48 per basic share in 2003, to $0.11 per basic share in 2004. Not including a $2.0 million debt forgiveness in 2003, the Company’s loss would have been $5.8 million, or $0.72 per basic share. The Company reported that SG&A (selling, general and administrative) costs as a percentage of sales declined to 39.6 percent in 2004, versus 54.2 percent in 2003.

10715 Red Run Blvd, Suite 101 • Owings Mills MD 21117

410-581-8080 • 410-581-8088 FAX

www.avatechsolutions.com

Avatech Solutions

Fourth Quarter 2004 Results

Page 2 of 5 ~

“I’m pleased with our fourth quarter and fiscal year results, as Avatech’s trend lines continue to move in the right direction with improving sales, significant reduction in losses, expanded product offerings and important customer wins,” said Scotty Walsh, CEO of Avatech Solutions. “In 2003, our focus was to right the ship—and we did just that. In 2004, we began transitioning the Company from a value-added reseller to a diversified service and solution provider—and we believe we are well on our way.

“During the year, we also added critical new people to the executive management team and completed our board restructuring, adding unique expertise and a wealth of knowledge to our organization,” added Walsh.

Highlights

•	Revenues for the quarter rose 17.9 percent to $6.4 million. The increase included a 30.1 percent increase in product sales and a 13.4 percent increase in commission revenues, partially offset by a 4.8 percent decline in service revenue.

•	Key customer additions during the quarter included:

•	EMCO, a leading manufacturer of storm and screen doors, chose Avatech as its design automation systems integrator.

•	The Durrant Group, a global architecture, engineering, and construction management firm, chose Avatech and Autodesk Consulting services to assist in its software decision-making process, implementation and training.

•	Manufacturing companies, such as YORK Refrigeration Systems, Alliance Machines Systems International, R.A. Jones & Company and West Bay SonShip Yachts turned to Avatech for SMARTEAM PLM solutions to help them improve their business processes, reduce costs, fuel innovation and shorten time-to-market.

“We are focused on advancing our three product groups—design automation, facilities and asset management and product lifecycle management—to become the top reseller and service provider in these categories,” said Walsh.

“Looking ahead, we have four goals for 2005. First, to bolster our middle management and customer-facing account executives to increase our market share. Second, to make measurable progress toward our goal of reaching a $100-million run rate by 2008 through organic growth and targeted acquisitions that complement our diversification strategy. Third, to continue to invest in employee education to help enrich their experience and add client value—a key part of the Avatech difference. And finally, continue to transform the Company into a diversified service and solution provider,” said Walsh. “We are confident these initiatives will not only fuel the top line, but also return Avatech to profitability.”

10715 Red Run Blvd, Suite 101 • Owings Mills MD 21117

410-581-8080 • 410-581-8088 FAX

www.avatechsolutions.com

Avatech Solutions

Fourth Quarter 2004 Results

Page 3 of 5 ~

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology solutions with unparalleled expertise in CAD software, data management and process optimization for the manufacturing, engineering, building design and facilities management industries. Headquartered in Owings Mills, Maryland, the company specializes in software integration, standards development and deployment, education and technical support. Avatech is one the largest integrators of Autodesk software worldwide and a leading provider of SMARTEAM PLM solutions. The company serves 18,000 clients worldwide including numerous Fortune 500 and Engineering News Record’s Top 100 companies. Please visit www.avatechsolutions.com for more information.

Avatech Solutions Safe Harbor Statement

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2004 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov. The documents also may be obtained for free by directing a request to Melody Craigmyle, Vice President of Marketing at 410-581-8080 or email MCraigmyle@avatechsolutions.com.

All brand names, product names, or trademarks belong to their respective holders.

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10715 Red Run Blvd, Suite 101 • Owings Mills MD 21117

410-581-8080 • 410-581-8088 FAX

www.avatechsolutions.com

Avatech Solutions

Fourth Quarter 2004 Results

Page 4 of 5 ~

Avatech Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$689,995	$540,384
Accounts receivable, less allowance of $160,000 in 2003 and $100,000 in 2004	3,906,724	3,239,224
Other receivables	366,475	153,899
Inventory	215,321	146,877
Prepaid expenses	398,815	395,189
Other current assets	70,775	94,258

Total current assets	5,648,105	4,569,831

Property and equipment:
Computer software and equipment	2,396,593	2,925,159
Office furniture and equipment	881,036	760,020
Leasehold improvements	197,245	207,661

	3,474,874	3,892,840
Less accumulated depreciation and amortization	2,921,705	3,255,361

	553,169	637,479
Goodwill	52,272	52,272
Other assets	313,073	12,385

Total assets	$6,566,619	$5,271,967

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$5,257,848	$5,089,207
Accrued compensation and related benefits	347,020	354,555
Borrowings under line-of-credit	1,640,180	1,634,709
Current portion of long-term debt	92,544	250,000
Deferred revenue	956,636	736,963
Other current liabilities	333,106	325,920

Total current liabilities	8,627,334	8,391,354

Long-term debt	1,606,206	—
Note payable to related party	878,725	966,503
Other long-term liabilities	318,316	363,307
Commitments and contingencies	—	—

Minority interest	1,525,000	1,525,000

Stockholders’ deficit:
Series C Convertible Preferred Stock, $0.01 par value; 1,000,000 shares authorized and 172,008 shares issued and outstanding at June 30, 2003 and -0- shares authorized, issued and outstanding at June 30, 2004	—	1,720
Series D Convertible Preferred Stock, $0.01 par value; -0- shares authorized, issued and outstanding at June 30, 2003 and 1,297,537 shares authorized, issued and outstanding at June 30, 2004; aggregate liquation preference of $778,522 at June 30, 2004	12,975	—
Common stock, $0.01 par value; 80,000,000 shares authorized; issued and outstanding shares of 8,897,874 at June 30, 2003 and 9,460,380 at June 30, 2004	94,605	88,980
Additional paid-in capital	3,737,574	3,242,454
Accumulated deficit	(10,234,116)	(9,307,351)

Total stockholders’ deficit	(6,388,962)	(5,974,197)

Total liabilities and stockholders’ deficit	$6,566,619	$5,271,967

10715 Red Run Blvd, Suite 101 • Owings Mills MD 21117

410-581-8080 • 410-581-8088 FAX

www.avatechsolutions.com

Avatech Solutions

Fourth Quarter 2004 Results

Page 5 of 5 ~

Avatech Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year ended June 30
	2004	2003	2002
Revenues:
Product sales	$17,710,150	$12,369,846	$16,619,444
Service revenue	5,470,360	5,931,623	5,775,045
Commission revenue	4,769,984	4,199,465	4,245,987

	27,950,494	22,500,934	26,640,476

Cost of revenue:
Cost of product sales	12,647,646	8,776,509	11,071,083
Cost of service revenue	4,086,069	3,766,904	3,365,110

	16,733,715	12,543,413	14,436,193

Gross margin	11,216,779	9,957,521	12,204,283

Other operating expenses:
Selling, general and administrative	11,073,122	12,201,380	11,720,443
Depreciation and amortization	330,926	411,612	503,248
Impairment loss	—	—	284,766

	11,404,048	12,612,992	12,508,457

Operating income (loss)	(187,269)	(2,655,471)	(304,174)

Other income (expense):
Gain on the extinguishment of debt	—	1,960,646	—
Minority interest	(152,500)	(94,140)	—
Interest and other income	38,570	15,642	48,171
Interest expense	(351,987)	(290,373)	(487,230)

	(465,917)	1,591,775	(439,059)

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(653,186)	(1,063,696)	(743,233)
Income tax expense (benefit)	29,898	408,072	(297,651)

Loss from continuing operations before cumulative effect of change in accounting principle	(683,084)	(1,471,768)	(445,582)
Income (loss) from operations of discontinued operating segments (including loss on disposal of $354,000 in 2003)	(243,681)	(1,856,538)	198,087

Loss before cumulative effect of change in accounting principle	(926,765)	(3,328,306)	(247,495)

Cumulative effect of change in accounting for goodwill	—	(520,000)	—

Net loss	$(926,765)	$(3,848,306)	$(247,495)

Loss from continuing operations before cumulative effect of change in accounting principle per common share – basic and diluted	$(0.08)	$(0.18)	$(0.07)

Loss per common share – basic and diluted	$(0.11)	$(0.48)	$(0.04)

10715 Red Run Blvd, Suite 101 • Owings Mills MD 21117

410-581-8080 • 410-581-8088 FAX

www.avatechsolutions.com